Exhibit 16

William L. Butcher & Associates

Accounting Consulting & Tax

Everett-(425) 335-0603

Fax-(425) 335-3567

United States Security and Exchange Commissions

Washington, D.C. 20549

Ladies and Gentlemen:

Soundworks International, Inc. has furnished me with a copy of the disclosure which it proposes to include in the "Experts" section of its registration statements on Form SB-2, relating to its determination to replace me as its auditor with Lichter, Weil & Associates. I agree with the contents of that disclosure.

Very truly yours,

/s/ William L. Butcher

William L. Butcher